EXHIBIT 5

December 3, 2010

The Western Union Company

12500 East Belford Avenue

Englewood, Colorado 80112

Re:	The Western Union Company Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by The Western Union Company, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an unlimited amount of the Company’s debt securities (the “Debt Securities”). The Debt Securities may be issued from time to time under an Indenture dated as of November 17, 2006, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated September 6, 2007, between the Company and the Trustee (the indenture as so supplemented, the “Indenture”).

In rendering the opinion expressed below, we have examined and relied upon copies of (a) the Registration Statement, including the exhibits filed therewith, (b) the Indenture and (c) an Assistant Secretary’s Certificate, dated December 3, 2010 certifying to, among other things, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, in each case, as currently in effect. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

This opinion letter is being delivered in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, each under the Securities Act.

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

Each series of Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms when: (i) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such series of Debt Securities as contemplated by the Registration Statement and the Indenture; (ii) the terms of such series of Debt Securities shall have been established and approved in accordance with the resolutions of the Company’s Board of Directors or a duly authorized committee thereof, as contemplated by the Registration

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The Western Union Company

December 3, 2010

Statement and the Indenture; (iii) a prospectus supplement with respect to such series of Debt Securities shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder; and (iv) such series of Debt Securities shall have been duly executed by the Company and authenticated by the Trustee and the Company shall have affixed its corporate seal thereto, in each case as provided in the Indenture and the resolutions of the Company’s Board of Directors or a duly authorized committee thereof and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A. The foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to sales of the Debt Securities.

B. For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of each series of Debt Securities: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; (ii) the Indenture will not have been modified or amended; and (iii) the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

C. With respect to any instrument or agreement executed or to be executed by any party, we have also assumed, to the extent relevant to the opinion set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and was at all relevant times and is validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of formation or organization, (ii) such party had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party, and (iii) such instrument or agreement was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such party (other than the Company).

D. Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion contained herein, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ Sidley Austin LLP